EXHIBIT 4.1

AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

             THIS AMENDMENT NO. 4 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), is dated as of November 8, 2004, by and between Georgia-Pacific Corporation, a Georgia corporation (the "Company"), and EquiServe Trust Company, N.A. (formerly known as First Chicago Trust Company of New York), a Delaware corporation, as Rights Agent (the "Rights Agent").

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, dated as of December 16, 1997 (the "Amended Rights Agreement");

WHEREAS, the Company and the Rights Agent are parties to Amendment No. 1 to the Amended Rights Agreement, dated as of November 8, 1999 ("Amendment No. 1");

WHEREAS, the Company and the Rights Agent are parties to Amendment No. 2 to the Amended Rights Agreement, dated as of July 18, 2000 ("Amendment No. 2,");

WHEREAS, the Company and the Rights Agent are parties to Amendment No. 3 to the Amended Rights Agreement, dated as of September 26, 2001 ("Amendment No. 3,");

WHEREAS, the Amended Rights Agreement as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 is hereinafter referred to as the "Rights Agreement"; and

             WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company previously determined that an amendment to the Rights Agreement as set forth herein was necessary and desirable to reflect certain matters set forth below, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties, intending to be legally bound, hereby agree as follows:

             1.        Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting "(i) the Close of Business on December 31, 2007 (the "Final Expiration Date") " and replacing it with the following:

"(i) the Close of Business on May 3, 2005 (the "Final Expiration Date")"

             2.        Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Miscellaneous.

                        (a)       This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                        (b)       This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                        (c)       If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

GEORGIA PACIFIC CORPORATION

Attest:

/s/ DOUGLAS P. ROBERTO	By:	/s/ JAMES F. KELLEY

Name: Douglas P. Roberto		Name: James F. Kelley
Title: Secretary		Title: Executive Vice President and General Counsel

EQUISERVE TRUST COMPANY, N.A.

Attest:

/s/ CHRISTOPHER T. COLEMAN	By:	/s/ THOMAS F. TIGHE

Name: Christopher T. Coleman		Name: Thomas F. Tighe
Title: Senior Account Manager		Title: Managing Director

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